As filed with the Securities and Exchange Commission on April 20, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AKORN, INC.

(Exact name of Registrant as specified in its charter)

Louisiana	2500 Millbrook Drive, Buffalo Grove, Illinois 60089	72-0717400
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices and zip code)	(I.R.S. Employer Identification Number)

AMENDED AND RESTATED AKORN, INC. 2003 STOCK OPTION PLAN
(Full title of the plan)

Arthur S. Przybyl
President and Chief Executive Officer
Akorn, Inc.
2500 Millbrook Drive,
Buffalo Grove, Illinois 60089
(847) 279-6100
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Kurt L. Kicklighter, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, California 92101
(619) 236-1414

CALCULATION OF REGISTRATION FEE

	Maximum Amount	Proposed Maximum	Proposed Maximum	Amount of
	to be	Offering Price Per	Aggregate Offering	Registration
Title of Securities to be Registered	Registered (1)	Share (2)	Price	Fee

Common stock, no par value	5,000,000 shares (3)	$2.63	$13,150,000	$1,547.76

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amended and Restated Akorn, Inc. 2003 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are derived from the

(2)	Average of the high and low prices of Registrant’s Common Stock on April 18, 2005, as reported on the AMEX.

(3)	Represents common stock that may be issued pursuant to awards granted under the Amended and Restated Akorn, Inc. 2003 Stock Option Plan.

AKORN, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The registrant incorporates by reference in this Registration Statement the following documents and information filed by Akorn, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

     (1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005 pursuant to Section 13(a) and 15(d) of the Exchange Act.

     (2) The Company’s Current Report on Form 8-K filed with the SEC on February 28, 2005 pursuant to Section 13(a) of the Exchange Act.

     (3) The Company’s Current Report on Form 8-K filed with the SEC on April 19, 2005 pursuant to Section 13(a) of the Exchange Act.

     (4) All other filings made by the Company with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004.

     (5) The description of the Company’s common stock contained in the Company’s Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 as filed with the SEC on October 13, 2004 pursuant to the Securities Act of 1933 and effective as of October 29, 2004.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 83A(1) of the Louisiana Business Corporation Law (“LBCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 83A(2) of the LBCL provides that, in case of actions by or in the right of a corporation, the indemnity shall be limited to expenses, including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 83(B) of the LBCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

     Any indemnification under Section 83A of the LBCL, unless ordered by the court, shall be made by a corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

•	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

•	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

•	By the shareholders.

     The indemnification provided for by Section 83 of the LBCL shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any by-law, agreement, authorization of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person’s willful or intentional misconduct.

     Section 24 of the LBCL provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:

•	For any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;

•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the shareholders or stock purchases or redemptions in violation of Louisiana law; or

•	For any transaction from which the director or officer derived an improper personal benefit.

     Article XII of the Company’s articles of incorporation contains the provisions permitted by Section 24 of the LBCL.

     Article V of the Company’s by-laws makes mandatory the indemnification of any of the Company’s officers, directors, employees or agents against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of his position as the Company’s director, officer, employee or agent or serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. However, in case of actions by or in the right of the Company, the indemnity shall be limited to expenses (including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the Company’s board of directors, the estimated expense of litigating the action to conclusion) actually and reasonably incurred in connection with the defense or settlement of such action.

     No indemnification is permitted under Article V of the Company’s by-laws in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Article V of the Company’s by-laws also provides that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

     Any indemnification under Article V of the Company’s by-laws, unless ordered by the court, shall be made by the Company only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

•	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

•	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

•	By the shareholders.

     Article V of the Company’s by-laws also provides that the expenses incurred in defending such action shall be paid by the Company in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized under Article V. However, the Company’s board of directors may determine, by special resolution, not to have the Company pay in advance the expenses incurred by any person in the defense of any such action.

     Article V further provides that indemnification granted thereunder shall not be deemed exclusive of any other rights to which a director, officer, employee or agent is or may become entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs and legal representatives.

     Article V also permits the Company to procure insurance on behalf of any person who is or was the Company’s director, officer, employee or agent, or is or was serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the LBCL. The Company maintains a directors’ and officers’ liability insurance policy.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

10.1	Amended and Restated Akorn, Inc. 2003 Stock Option Plan, incorporated by reference to Exhibit 10.59 to the Company’s Annual Report on Form 10-K filed on March 31, 2005.

23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm.

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, incorporated by reference to Exhibit 5.1 to this Registration Statement on Form S-8.

24.1	Power of Attorney, incorporated by reference to the Signature Page of this Registration Statement on Form S-8.

Item 9. Undertakings.

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo Grove, State of Illinois, on this 19th day of April, 2005.

AKORN, INC.

By:	/s/ ARTHUR S. PRZYBYL

Arthur S. Przybyl, President and
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur S. Przybyl and Jeffrey A. Whitnell, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ARTHUR S. PRZYBYL Arthur S. Przybyl	President and Chief Executive Officer (Principal Executive Officer)	April 19, 2005

/s/ JEFFREY A. WHITNELL Jeffrey A. Whitnell	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	April 19, 2005

/s/ Dr. JOHN N. KAPOOR Dr. John N. Kapoor	Chairman and Director	April 19, 2005

/s/ JERRY N. ELLIS Jerry N. Ellis	Director	April 19, 2005

Arjun C. Waney	Director

/s/ JERRY TREPPEL Jerry Treppel	Director	April 19, 2005

/s/ RONALD M. JOHNSON Ronald M. Johnson	Director	April 19, 2005